ISSUER FREE WRITING PROSPECTUS
Dated May 22, 2013
Filed pursuant to Rule 433
Registration Statement No. 333-186819

RCS CAPITAL CORPORATION

FREE WRITING PROSPECTUS

Before deciding to invest in the common stock of RCS Capital Corporation (the “Company”), you should read the preliminary prospectus, dated May 22, 2013, in its entirety. This free writing prospectus, attached as Annex A hereto, is qualified in its entirety by reference to the preliminary prospectus. The preliminary prospectus has preceded or accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/1568832/000114420413030944/v345905_s1a.htm

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting:

•	JMP Securities, Attention: Prospectus Department, 600 Montgomery Street, 10th Floor, San Francisco, CA 94111, telephone: (415) 835-8985; or

•	Ladenburg Thalmann & Co. Inc., 520 Madison Avenue, Ninth Floor, New York, NY 10022, telephone: (212) 409-2000.

Annex A

RCS CAPITAL

ISSUER FREE WRITING PROSPECTUS
Dated May 22, 2013
Filed Pursuant to Rule 433
Registration No. 333-186819

May 2013

Initial Public Offering
RCS Capital Corporation

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. The registration statement has not been declared effective by the SEC, and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the registration statement becoming effective and the filing of the final prospectus with the SEC. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. A preliminary prospectus, dated May 21, 2013, is available at the SEC Web Site at http://www.sec.gov/cgi-bin/browse-edgar?company=rcs+capital&match=contains&action=getcompany. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-904-2988.

2 2 Cautionary Note Regarding Forward-Looking Statements Certain statements made in this presentation are forward-looking statements.Those statements include statements regarding the intent, belief or current expectations of RCS Capital and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update ore revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:  adverse developments in the direct investment program industry;  deterioration in the business environment in the specific sectors of the economy in which RCS Capital focuses or a decline in the market for securities of companies within these sectors;  substantial fluctuations in RCS Capital’s financial results;  our ability to retain RCS Capital’s senior professionals;  pricing and other competitive pressures;  changes in laws and regulations and industry practices that adversely affect RCS Capital’s sales and trading business; (Continued on next page)

3 2 Cautionary Note Regarding Forward-Looking Statements (Continued from prior page)  incurrence of losses in the future;  the singular nature of RCS Capital’s capital markets and strategic advisory engagements;  competition from larger firms;  larger and more frequent capital commitments in RCS Capital’s wholesale broker-dealer and investment banking businesses;  limitations on RCS Capital’s access to capital;  malfunctioning or failure in RCS Capital’s operations and infrastructure;  strategic investments or acquisitions and joint ventures or RCS Capital’s entry into new business areas;  failure to achieve and maintain effective internal controls;  RCS Capital’s ability to make, on a timely or cost effective basis, the changes necessary to operate as an independent company;  RCS Capital’s ability to adequately perform oversight or control functions that have been performed in the past by RCAP Holdings, LLC; and  increased costs due to our becoming a public company separate from RCAP Holdings, LLC.

Offering Summary

Issuer / Symbol (Exchange)	RCS Capital Corporation / RCAP (NYSE)
Type of Offering	Initial Public Offering
Total Public Shares Offered	2,750,000 shares of Class A common stock(1)
Price Range	$19.00 – $21.00 per share
Est. Size of Public Offering	$55 million(2)
Over-Allotment Option	15% or 412,500 shares
Est. Post-Offering Market Cap	$535 million(1)(2)
Dividend Policy	Intend to pay annualized dividend of $0.72, payable quarterly starting in Q3'13 (in respect of Q2'13); equivalent to 3.6% dividend yield(2)
Use of Proceeds	To expand lines of business by funding internal growth and by acquiring complementary businesses, as well as for general corporate needs
External Manager	RCS Capital Management, an affiliate of American Realty Capital ("ARC")
Lock-up	180 days for the issuer and RCAP Holdings and affiliates
Bookrunners	JMP Securities, Ladenburg Thalmann & Co., Inc.
Lead-Managers	Aegis Capital Corp., Maxim Group, LLC, National Securities Corporation, Realty Capital Securities, LLC
Co-Managers	Newbridge Securities Corporation, Northland Capital Markets
Expected Pricing Date	Week of June 3rd

(1) RCAP Holdings, LLC, an entity under common ownership with ARC, will own 24 million shares of Class B common stock, which under certain conditions are convertible into shares of Class A common stock.
(2) Based on mid-point of $20.00.

4

Investment Highlights

Leading wholesale distributor of direct investment products	▪ Market share leader in 2012 with 27.9% of equity raised in the non-traded REIT sector (2013 YTD: 56.9%)(1) ▪ Exceptional growth profile: $4.7B in equity raised YTD through May 15, 2013 compared to $3.0B in FY'12 ▪ Large distribution channel: nearly 400 brokerage firms with more than 1,300 active selling agreements supporting 100,000 financial advisors that sell direct investment programs
Attractive & specialized business model with a proven track record	▪ Superior market knowledge and expertise given exclusive focus on the direct placement industry ▪ Proven ability to achieve profitable revenue growth ▪ Reliable, captive revenue stream given common ownership with ARC ▪ Revenue diversification through multi-product/open architecture platform targeting 3rd party clients
Significant market & growth opportunity	▪ Large, addressable target market with $7.5T+ in investable assets from mass affluent investors ▪ Significant expansion opportunity for direct investment products as asset class is under-represented (<3% investment allocation)
Expansion opportunities within business lines	▪ Opportunity to unlock additional revenue streams inherent in captive client base ▪ Ability to leverage large, in-place client base for diverse product offerings and related service and transaction revenues
Highly experienced and cohesive management team	▪ More than 50 years of combined experience leading public companies ▪ History of managing companies with combined $20B+ in enterprise value ▪ Supported by a team of over 200 professionals solely focused on the distribution of, and delivery of strategic advisory services to, direct investment products

(1) Source: Stanger Market Pulse, April 2013. Data through April 30, 2013

5

RCS Capital Management Team

Executive Management

Nicholas S. Schorsch
Executive Chairman,
RCS Capital Corporation

- Co-Founder and CEO of American Realty Capital
- Founder and CEO of American Financial Realty Trust (NYSE: AFR), which he took public in 2003
- Recipient of the Ernst & Young Entrepreneur of the Year® 2003 Award, and the Ernst & Young Entrepreneur of the Year® 2011 Lifetime Achievement Award

William M. Kahane
CEO, RCS Capital Corporation

- Co-Founder and Partner of American Realty Capital
- Formerly Chairman of the Board of Catellus Development Corporation (NYSE: CDX) and managing director at Morgan Stanley focused on principal real estate investing and investment banking
- Mr. Kahane has been active in the acquisition, structuring and financial management of commercial real estate investments for 35 years

Edward M. Weil, Jr.
President, RCS Capital Corporation

- Executive Vice President of American Realty Capital
- Chief Executive Officer of wholesale broker-dealer Realty Capital Securities
- President and a member of the Board of Directors of the Real Estate Investment Securities Association ("REISA")

Peter M. Budko
CIO, RCS Capital Corporation

- Executive Vice President and CIO of American Realty Capital
- President and Chief Executive Officer of Business Development Corporation of America (BDCA)
- Former Managing Director & Group Head of the Structured Asset Finance Group at Wachovia

Brian S. Block
CFO, RCS Capital Corporation

- Executive Vice President and CFO of American Realty Capital
- Former audit manager at Ernst & Young and Arthur Anderson
- Certified Public Accountant and member of AICPA and PICPA

6

7 2 Company Overview RCS Capital operates three complementary and synergistic lines of business focused on retail direct investments. 1. Wholesale Broker-Dealer » An industry leading multi-product distributor of direct investment programs providing durableincomefromhighquality,coreinvestmentthemesformassaffluent (1) investors » Platform-wide selling group of nearly 400 brokerage firms with more than 1,300 active sellingagreementssupporting100,000financialadvisorsthatselldirectinvestmentprograms 2. Investment Banking, Capital Markets and Transaction Management Services » The only investment banking and capital markets business focused primarily on the specializedneedsofthedirectinvestmentprogramindustry » Expertise in listings, mergers and acquisitions, tender offers and capital markets activities » Highlyexperiencedinstructuring,maintainingandmonetizingdirectinvestmentofferings 3. Transfer Agent » SECregisteredtransferagentprovidingrecord-keepingservicesandexecutingthetransfer, issuanceandcancellationofsharesorothersecuritiesinconnectionwithofferingsmadeby thesedirectinvestmentprogramsandotherproducts 1) Mass Affluent are households having between $250,000 and $1,000,000 in total investable assets, including retirement plans, college savings plans, stocks and bonds, mutual funds, exchange traded funds (ETFs), annuities, money market accounts, savings in cash, etc.

8 2 RCS Capital Overview RCS Capital plays an essential role in the architecture, distribution and value monetization of yield-focused direct investment programs to the mass affluent. Direct Investment Product Life Cycle: Launch: Conceptualization, organization, formation, registration of programs Equity Sales: Equity sales, registration maintenance, product due diligence, education and training Capital Event: Strategic advisory services and capital markets intelligence Equity Sales

9 2 The market opportunity for the specialized services provided by RCS Capital is large and growing rapidly. The popularity of direct investment programs of all types has expanded significantly $6,105 $8,107 $8,358 $10,284 $18,000 $0 $2,000 $4,000 $6,000 $8,000 $10,000 $12,000 $14,000 $16,000 $18,000 $20,000 2009 2010 2011 2012 2013E ( $ i n m i l l i o n s ) Public Non-Traded REIT Equity Sales Source: Robert A. Stanger & Co., Inc. The Opportunity

RCS CAPITAL

The Opportunity

America's conventional foundations of financial security have eroded.

	1980-1990	Change	2000-2010
Private sector workers covered by pension benefits	43%	↓	10%
Value of homes	+113%	↓	+39%
S&P 500 return	+234%	↓	-23%
10-yr Treasury average yield	10.6%	↓	4.4%
% change in real personal income	+112%	↓	+44%
U.S. life expectancy	74 years	↑	77 years

In a world of rapidly declining income generators, RCS Capital designs direct investment programs to provide Durable Income solutions.

Sources: MarketWatch/Wall Street Journal; U.S. Government Housing and Labor Data; World Bank; Bloomberg; EBRI; *US Personal Income SAAR* (PITL)

10

Americans are living longer, yet 82% are NOT very confident they will have sufficient funds to retire comfortably. 11 2 The Opportunity 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% Percentage of Population Living to 80 Years of Age Source: U.S. Census Bureau; EBRI’s 2013 Retirement Confidence Survey, Employee Benefit Research Institute

12 2 In 2012, the Mass Affluent, those Americans able to afford a comfortable retirement, accounted for $7.5 trillion of investable assets, yet allocated less than 3% to direct investment programs. The Opportunity Sources: Bank of America Corp., April 2012; The Nielsen Company, 2012; Robert A. Stanger & Co., Inc.; Deloitte College Savings Plans (529) 1% Brokerage/ Investment Accounts 25% Other 3% Workplace Retirement Plans (401(k), 403(b)) 23% IRA / Roth IRA 21% Cash/CDs/ Money Markets 16% Life Insurance/ Annuities 11% Includes all alternatives and direct investments

13 2 Market Overview / Opportunity Mass Affluent are households having between $250,000 and $1,000,000 in total investable assets, including retirement plans, college savings plans, stocks and bonds, mutual funds, exchange traded funds (ETFs), annuities, money market accounts, savings in cash, etc. $7.5 Trillion Investable Assets Need for Current Income and Principal Preservation Driving Increased Demand for Non-Traded REITs Mass Affluent Investors Aging Population Living Longer Typical Sources of Retirement Income Have Eroded Low Interest Rates Greater Market Volatility

14 2 In order to insure a comfortable retirement, the Mass Affluent must invest to: The Opportunity 1) Generate Durable Income 2) Preserve principal 3) Create tax-efficiency 4) Insure inflation protection We believe the Mass Affluent must allocate an increasing portion of their investment dollars to direct investment programs.

15 The Durable Income Solution 2 Advisory Services • Leading REIT M&A advisor year- to-date 2013 • Executed four liquidity events in past 18 months; $11.8 billion in transaction value • Arranged $2.7 billion of debt in six separate transactions year-to-date Transfer Agent • Specialist transfer agent for direct investment programs • Registered with the SEC • Provides record-keeping services • Coordinates tax reporting, payment of distributions and redemptions Wholesale Broker- Dealer • An industry leading multi-product distributor of sector-specific direct investment programs • Durable Incomeinvestment products, with objectives of principal protection, tax efficiency, inflation hedge • On pace to raise a record $7.5 billion of equity in 2013(est.) Experienced Senior Management • Experience in managing public companies with combined enterprise value over $20 billion • More than 50 years collective experience running publicly traded companies

16 2 Wholesale Broker-Dealer Overview Source: Robert A. Stanger & Co., Inc. » Wholesale broker-dealer focused on distributing REIT, BDC and other direct investment programs through independent broker-dealers » 16 total direct investment programs offered to date (15 REITs, 1 BDC) » Total value of 14 non-traded REIT offerings $21.4 billion; raised $9.4 billion through April 30, 2013 among all direct investment programs (1) » Significant expansion of distribution network since inception - Total broker-dealer firms increased from 197 to 373 since 2009 - Active selling agreements increased from 334 to 1,340 since 2009 - 100,000 producing financial advisors » Expansion of distribution network resulted in significant market share gains RCS Market Share, Real Estate Remainder of Industry 14.2% 85.8% 2010 20.7% 79.3% 2011 27.9% 72.1% 2012 41.8% 58.2% Q1 2013 2013 YTD 27.9% 72.1% 56.9% 43.1% (1) Includes all open and closed offerings. (April 30, 2013)

RCS CAPITAL

Wholesale Broker-Dealer Overview

$69,750,000 IPO Net Lease	$1,500,000,000 Offering Net Lease
$1,500,000,000 Offering Healthcare	$1,700,000,000 Offering Healthcare
$1,500,000,000 Offering Net Lease	$1,700,000,000 Offering Net Lease
$1,500,000,000 Offering Anchored Core Retail	$1,500,000,000 Offering Phillips Edison | ARC Shopping Center REIT Grocery Anchored Shopping
$1,500,000,000 Offering BDCA Small-Mid Market Lending	$1,500,000,000 Offering Global Sale-Leaseback
$1,500,000,000 Offering American Realty Capital New York Recovery REIT NY Office & Retail	$2,000,000,000 Offering Real Estate Debt



Multi-Product Platform
RC Securities
Selling Agreements
Retail BD
Retail BD
Retail BD
Retail BD
Retail Rep
Retail Rep
Retail Rep
Retail Rep
Retail Rep
Retail Rep
Retail Rep
Retail Investors

17

18 2 Advisory Services Overview RCS Capital offers a full spectrum of transaction management services to direct investment programs. Transaction Management SEC & Blue Sky Offering Registration Support FINRA Registration & Maintenance Support Events, Meetings, Conferences, T&E Coordination Marketing Support Due Diligence Advisory SEC Regulatory Advisory Support

19 2 Advisory Services Overview RCS Capital has already arranged $2.7 billion of debt capital markets transactions year-to-date in 2013 Debt Advisory Strategic Advisory RCS Capital has advised on $11.8 billion of mergers and capital markets activities in the past 18 months

20 2 Transfer Agency Overview » Well-positioned to service the more than 400,000 investors in ARC-sponsored entities » Captive investor base for transfer agent services » Service agreement in place provides access to scaled structure » SEC registered transfer agent allows “higher touch” customer-facing services » Generates attractive operating margins » Provides record-keeping services » Executes the transfer, issuance and cancellation of shares or other securities » Reports tax payments, distributions and redemptions » Generates fees from a variety of services performed for issuers of direct investment products and registered investment companies Key Opportunities: » Vertical integration may allow for low-risk revenue expansion » Natural extension of an already existing retail service offering » Conversion of a captive client base with significant inherent operating leverage » Benefit of a scaled client base from day one » Ability to market services to 3rd party funds

RCS CAPITAL

Business Overview

RCS Capital lines of business generate revenues from investment offerings at every stage of the investment product life cycle:

Offering Stage	Description	Services Offered
Pre-registration	Planning, pre-filing, market evaluation	• Investment banking • Advisory services
Registration	SEC and Blue Sky filings, preparation of selling, training and education materials	• Advisory services
Offering	Sales of securities, procuring selling agreements, broker-dealer due diligence, training and education, transfer agency, capital markets	• Broker-dealer • Advisory services • Transfer agent • Capital markets
Operation	Periodic SEC filings, transfer agency, capital markets	• Advisory services • Transfer agent • Capital markets
Liquidation	Strategic alternatives evaluation, related SEC filings, due diligence preparation, transfer agency, capital markets	• Investment banking • Advisory services • Transfer agent • Capital markets

21

N u m b e r o f R e g i s t e r e d P e r s o n n e l ($2.6) ($4.0) ($2.4) $3.7 $7.4 ($10) $0 $10 $20 $30 $40 $50 $60 $70 $80 2008 2009 2010 2011 2012 2013E N e t I n c o m e ( L o s s ) ( $ m i l l i o n s ) RCS Earnings Growth $23 $285 $1,148 $1,765 $2,952 $0 $1,000 $2,000 $3,000 $4,000 $5,000 $6,000 $7,000 $8,000 2008 2009 2010 2011 2012 2013E E q u i t y C a p i t a l R a i s e d ( $ i n m i l l i o n s ) RCS Equity Sales $67.9 $1 $28 $114 $175 $288 $0 $100 $200 $300 $400 $500 $600 $700 $800 2008 2009 2010 2011 2012 2013E R e v e n u e s ( $ n m i l l i o n s ) RCS Revenue Growth 22 2 Financial and Operating Overview Industry-leading growth in equity sales and revenues 1) Source: Robert A. Stanger & Co., Inc. 2) 2013 estimates based on company projections. Consolidated net income of operating subsidiaries before management fees. Q1 ’13 $2,378 Q1 ’13 $219 Q1 ’13 $26.7 (2) $751 $7,338 (2) (1) 62 90 108 133 151 0 20 40 60 80 100 120 140 160 2009 2010 2011 2012 Q1' 13 Registered Personnel

RCS Capital Financial Highlights

($ in millions)	Q1 2013	2012	2011	2010	2009	2008
Equity capital sales[1]	$2,230.3	$2,952.2	$1,765.1	$1,147.9	$284.5	$23.1
Actual number of publicly registered products distributed	12	10	10	5	3	1
Revenues from product distribution	$211.8	$286.6	$174.7	$114.1	$28.2	$1.4
Revenues from other services	$6.8	$0.9	NA	NA	NA	NA
Total revenues	$218.6	$287.5	$174.7	$114.1	$28.2	$1.4
Profit/(loss)	$26.7	$7.4	$3.7	$ (2.4)	$ (4.0)	$ (2.6)
Registered personnel	151	133	108	90	62	NA
Total broker-dealer relationships	373	361	316	273	197	50
Active selling agreements[2]	1,340	1,192	940	710	334	50

RCS sales as a % of Direct Investment Real Estate industry[3]	**56.9%**	**27.9%**	**20.7%**	**14.2%**	**4.7%**	**0.2%**

(1) Equity capital sales represents the dollar volume of the aggregate gross proceeds from equity in direct investment programs sold by retail broker-dealers with whom our wholesale broker-dealer had an exclusive dealer manager relationship.
(2) Q1 2013 data includes 190 selling agreements added in April 2013.
(3) Source: Robert A. Stanger & Co., Inc. Q1 2013 data through April 30, 2013.

23

External Management Agreement

Management agreement reflects strong alignment of interest of RCS Capital and the Manager

Base Management Fee	▪ 10% of the aggregate GAAP net income of operating subsidiaries, if positive
	  ▪ Calculated and payable quarterly in arrears
	  ▪ Shareholder-friendly 12-month look-back

Incentive Compensation	▪ 20% of core earnings(1)
	  ▪ Subject to 8.00% hurdle rate (annual) on implied market capitalization at IPO price
	  ▪ Calculated and payable quarterly in arrears
	  ▪ Shareholder-friendly 12-month look-back

Outperformance Agreement	▪ Additional alignment of interest through outperformance awards of up to 5% of class A and class B stock outstanding ▪ Based on total returns to shareholders (share price and dividends) over three-year period compared to broker-dealer peer group ▪ Subject to five-year vesting schedule
Ownership Alignment	▪ Long-term initiative and strategically important to ARC ▪ Post-IPO, principals of ARC will own approximately 90% of RCAP

(1) Core Earnings is a non-GAAP measure and is defined as after-tax GAAP net income (loss) excluding non-cash equity compensation expense, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income.

24

Offering Summary

Issuer / Symbol (Exchange)	RCS Capital Corporation / RCAP (NYSE)
Type of Offering	Initial Public Offering
Total Public Shares Offered	2,750,000 shares of Class A common stock(1)
Price Range	$19.00 – $21.00 per share
Est. Size of Public Offering	$55 million(2)
Over-Allotment Option	15% or 412,500 shares
Est. Post-Offering Market Cap	$535 million(1)(2)
Dividend Policy	Intend to pay annualized dividend of $0.72, payable quarterly starting in Q3'13 (in respect of Q2'13); equivalent to 3.6% dividend yield(2)
Use of Proceeds	To expand lines of business by funding internal growth and by acquiring complementary businesses, as well as for general corporate needs
External Manager	RCS Capital Management, an affiliate of American Realty Capital ("ARC")
Lock-up	180 days for the issuer and RCAP Holdings and affiliates
Bookrunners	JMP Securities, Ladenburg Thalmann & Co., Inc.
Lead-Managers	Aegis Capital Corp., Maxim Group, LLC, National Securities Corporation, Realty Capital Securities, LLC
Co-Managers	Newbridge Securities Corporation, Northland Capital Markets
Expected Pricing Date	Week of June 3rd

(1) RCAP Holdings, LLC, an entity under common ownership with ARC, will own 24 million shares of Class B common stock, which under certain conditions are convertible into shares of Class A common stock.
(2) Based on mid-point of $20.00.

25

26 2 Appendix

27 2 RCS Capital brings direct investment programs to the Mass Affluent and provides liquidity by bridging the gap to unlock value in these programs using the traded marketplace. RCS Capital Overview

28 2 RCS Capital Overview RCS Capital is composed of three primary lines of business. Wholesale Broker Dealer Investment Banking • Financial Advisory • Capital Markets • Transaction Management Services Transfer Agent

29 2 Why We Are Going Public? We believe going public will allow RCS Capital to grow by affording it greater access to capital, increased scale and efficiency, and better brand recognition. Access capital Expand lines of business Fund growth strategy Increase visibility Increase brand recognition Design and capitalize Durable Income products Create liquidity and harvest value between direct investment programs and the traded marketplace Bridging the gap We have created a securities sales and investment banking company focused exclusively on alternative investments distributed on an “open architecture” platform.

RCS Capital Management Team

Investment Banking

Brian Jones
President

Jonathan Mehlman
Managing Director

Michael Reiter
Managing Director

James Park
Managing Director

Transaction Management Services

James Tanaka
General Counsel

Joshua Levit
Lauren Smythe
Ryan Tooley
Asst. General Counsels

Capital Markets

Andrew Winer
SVP Debt & Capital Markets

Firman Leung
Managing Director

Broker Dealer

Louisa Quarto
President

Alex MacGillivray
EVP & National Sales Manager

Steve Rokoszewski
EVP National Sales Desk

Operations/Transfer Agent

John Grady
President

Curtis Parker
SVP, Operations

Amy Spiegel
VP, Operations

Senior management is supported by over 200 professionals distributing and advising on direct investment programs, providing Durable Income, principal protection, tax efficiency and inflation protection.

30

31 2 Advisory Services Overview RCS Capital is the leading REIT M&A advisor year-to-date. 2012 2013

32 2 Successfully executed four REIT liquidity events in the past 18 months, unlocking over $2.7 billion of shareholder value. (1) NNN Core American Realty Capital Trust, Inc. $2.7 Billion (NASDAQ: ARCT) Listed March 1, 2012 Medical Office Core Healthcare Trust of America, Inc. $2.6 Billion NNN Core American Realty Capital Trust III. & American Realty Capital Properties $3.1 Billion (NYSE: HTA) Listed June 6, 2012 (NASDAQ: ARCP) Merger February 28, 2013 Proven Business Model (NYSE: O) Merger January 22, 2013 NNN Core American Realty Capital Trust, Inc. & Realty Income Corp. $3.0 Billion 1) Calculated by total cash and stock appreciation, including distributions.

57.11% 32.34% (10.00) 0.00 10.00 20.00 30.00 40.00 50.00 60.00 70.00 T o t a l R e t u r n ( % ) American Realty Capital Trust MSCI US REIT (RMS) 33 2 ARCT Listing Results Since listing, ARCT has outperformed the RMS by 77% Merger closed with Realty Income Source: SNL Financial, as of market close on 5/20/2013. Note: Includes Realty Income’s performance post merger with ARCT on 1/22/13

34 2 HTA Listing Results Year-to-date, HTA has outperformed the RMS by 73% Source: SNL Financial, as of market close on 5/20/2013. 32.94% 19.03% 0.00 5.00 10.00 15.00 20.00 25.00 30.00 35.00 40.00 1/1/2013 2/1/2013 3/1/2013 4/1/2013 5/1/2013 T o t a l R e t u r n ( % ) HTA MSCI US REIT (RMS)

70.66% 31.91% (20.00) (10.00) 0.00 10.00 20.00 30.00 40.00 50.00 60.00 70.00 80.00 5/18/2012 8/18/2012 11/18/2012 2/18/2013 5/18/2013 T o t a l R e t u r n ( % ) ARCP MSCI US REIT (RMS) 35 2 ARCT III Merger Results In the past year, ARCP has outperformed the RMS by 121% Source: SNL Financial, as of market close on 5/20/2013. Merger closed with ARCP ARCP stock price has increased 36% since merger with ARCT III ARCP Stock Performance At Merger (3/1/13) Current Price (5/20/13) % Change $13.11 $17.82 35.9%

Best Practices Offering • Experienced Management Team • Strong Prior Performance • Sector Specific Focused Offering • Diversified Property Portfolio • Comprehensive, Transparent Reporting • Target Sustainable, Covered Distributions • Use of Prudent Leverage • Defined Exit Strategy: Shorter Full-Cycle Liquidity Event Managing Dealer • Continuing Due Diligence • Multi-Product Platforms • Consistency in Training Sponsor and Advisor • Financial Investment by Management in Advisor/Company • Efficient Capital Deployment • Low Relative Fees -No Internalization Fee • Research • No Related Party or Affiliated Transactions • Sponsor Presence on Company Board RCS Capital requires that every issuer on its platform adopt and abide by our industry leading “Best Practices.” 36

We believe RCS Capital offers a number of competitive advantages: 37 2 RCS Capital’s business model is defined by Best Practices with a singular focus on constructing, capitalizing and creating liquidity in direct investment programs. Competitive Advantages » Experienced Management Team » Direct Investment Program Specialization » Products focused on Durable Income, principal preservation, inflation protection, tax efficiency » Comprehensive Services » Operating Efficiencies » Significant Barriers toEntry » Fortress Balance Sheet

38 2 Peer Group Analysis Source: Company filings, Wall Street research, Bloomberg and Thomson. 1) Thomson estimates. 05/21/13 Market % 52-wk P / E 2013E (1) 2013E (1) Pre-Tax Income Price Cap ($M) High Low 2012 2013E (1) 2014E (1) EPS Growth PEG Ratio Charles Schwab $19.17 $24,537.2 (1.0%) 64.7% 27.8x 26.0x 22.3x 6.7% 3.9x TD Ameritrade Holding 22.35 12,296.4 (2.4%) 48.1% 21.4x 20.3x 18.4x 5.1% 4.0x Raymond James 45.17 6,307.8 (6.3%) 45.8% 18.6x 15.9x 13.2x 16.5% 1.0x LPL Financial Holdings 37.41 3,986.0 (4.6%) 61.5% 18.6x 16.1x 14.8x 15.9% 1.0x E*Trade Financial 11.47 3,290.0 (3.0%) 62.0% n/m 24.0x 19.5x n/m n/m Gain Capital Holdings 5.39 191.8 (10.0%) 39.6% 18.9x 13.1x 10.6x 43.9% 0.3x Median 18.9x 18.2x 16.6x 15.9% 1.0x Average 21.1x 19.3x 16.5x 17.6% 2.0x

2 Brian D. Jones Managing Director, Head of Investment Banking RCS Capital T(646) 937-6903 M: (415) 999-3591 F: (212) 421-5799 bjones@rcscapital.com Brian S. Block Chief Financial Officer, RCS Capital T: (212) 415-6512 M: (215) 906-9122 F: (212) 421-5799 bblock@arlcap.com RCS Capital 405 Park Avenue, New York, NY 10022 RCS Capital Corporation|405 Park Avenue, 15 th Floor, New York, NY 10022 | 866-904-2988 For Further Information